Exhibit 3.02


                          ARTICLES OF AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                              DATAPOINT CORPORATION


         DataPoint Corporation (the "Corporation"), a Utah corporation organized on June 7, 2002, hereby adopts the following Articles of Amendment (the "Amendment") in accordance with Section 16-10a-1006 of the Revised Business Corporation Act (the "Act") to create a series of preferred stock in accordance with Section 16-10a-602 of the Act.

                                       I.

                Designation of Rights, Privileges and Preferences
                     of Series A Convertible Preferred Stock

         There is hereby created a series of preferred stock of DataPoint Corporation to be designated as the "Series A Convertible Preferred Stock" consisting of two hundred and fifty thousand (250,000) shares, par value $.001, with the following powers, preferences, rights, qualifications, limitations and restrictions:

1.       Liquidation Rights.

         1.01 In the event of any liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Convertible Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $1.50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Corporation's stock hereafter issued that ranks junior as to liquidation rights to the Series A Convertible Preferred Stock. But the holders of Series A Convertible Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation's stock hereafter issued that ranks senior as to liquidation rights to the Series A Convertible Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Series A Convertible Preferred Stock and all other series or classes of the Corporation's stock hereafter issued that rank on a parity as to liquidation rights with the Series A Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series A Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

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         1.02 Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

2.       Voting Rights.

         2.01. The holders of the Series A Convertible Preferred Stock will have equal voting rights with the common stock of the Corporation. In connection with any such vote, each outstanding share of Series A Convertible Preferred Stock will be entitled to one vote, excluding shares held by the Corporation or any entity controlled by the Corporation, which shares shall have no voting rights.

         2.02. The holders of the Series A Convertible Preferred Stock hall not have the right to vote as a separate voting class of the Corporation.

3.       Dividends.

         3.01 Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends equal with common shares. Dividends will be noncumulative and accrue without interest from the date of declaration and will be payable to holders of record as they appear on the stock books of the Corporation on such record dates as are fixed by the Board of Directors.

         3.02 The Series A Convertible Preferred Stock may be junior as to dividends to any series or class of the Corporation's stock hereafter issued that ranks senior as to dividends to the Series A Convertible Preferred Stock or common stock ("senior dividend stock"). If at any time the Corporation has failed to declare and pay or set apart for payment accrued and unpaid dividends on any senior dividend stock, the Corporation may not pay any dividend on the Series A Convertible Preferred Stock.

         3.03 The Corporation may not pay dividends on any class or series of the Corporation's stock having parity with the Series A Convertible Preferred Stock as to dividends, if any such stock is hereafter issued ("parity dividend stock"), unless it has declared and paid or set apart for payment, or contemporaneously declares and pays or sets apart for payment, all accrued and unpaid dividends for all prior periods on the Series A Convertible Preferred Stock; and the Corporation may not pay dividends on the Series A Convertible Preferred Stock unless it has declared and paid or set part for payment, or contemporaneously declares and pays or sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series A Convertible Preferred Stock or any parity dividend stock, all dividends declared on the Series A Convertible Preferred Stock and such parity dividend stock will be declared and

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made pro rata so that the amount of dividends declared per share on the Series A
Convertible Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Series A Convertible Preferred Stock and such parity dividend stock bear to each other.

         3.04 The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 365-day year. No interest will be payable in respect of any dividend payment on the Series A Convertible Preferred Stock which may be in arrears.

4.       Conversion.

         4.01 Conversion by Shareholders of Series A Convertible Preferred Stock into Common Stock. The holders of Series A Convertible Preferred Stock shall have the right to convert shares of Series A Preferred Stock into shares of Common Stock at any time during which the Corporation has an effective registration statement on file with the Securities and Exchange Commission registering the Common Shares underlying Series A Convertible Preferred Stock.

         4.02 Conversion by the Corporation of Series A Convertible Preferred Stock into Common Stock. The Corporation may, at any time during which it has an effective registration statement on file with the Securities and Exchange Commission registering the Common Stock underlying the Series A Convertible Preferred Stock, require the holders of such Series A Convertible Preferred Stock to convert all, or any portion of holder's shares of Preferred Stock to Common Stock.

         4.03 The Conversion Rate will be one share of Common Stock for each share of Series A Convertible Preferred Stock. If the Series A Convertible Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the business day prior to the date fixed for redemption which date shall not be less than 30 days from redemption notice (unless the Corporation defaults in the payment of the redemption price). Accrued and unpaid dividends, if any, will be paid in cash upon conversion. No fractional shares of Common Stock will be issued upon conversion for accrued and unpaid dividends, if any, but in lieu thereof, the amount of any such dividends will be paid in cash by the Corporation. The conversion prices will be subject to adjustment in the event of the issuance of stock as a dividend on the Common Stock, subdivisions or combinations of the Common Stock or similar events. Except as stated in the preceding sentence, the Series A Convertible Preferred Stock does not have rights protecting against dilution resulting from the sale of additional shares of Common Stock for less than the Conversion Price or the current market price of the Corporation's securities.

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         4.04 The Notice of Conversion shall set forth (i) the date of conversion, (ii) the Conversion Rate, (iii) a statement that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such date of conversion, and (iv) a statement of or reference to the conversion right set forth herein. If fewer than all the shares of the Series A Preferred Stock owned by such holders are to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares. Within five business days of receipt of a Notice of Conversion, the Corporation shall deliver the Common Stock. If the Conversion is occurring at the Corporation's request, the Corporation shall deliver the shares of Common Stock along with the Notice of Conversion.

         4.05 Subject to the receipt by the holders of Preferred Stock of the Common Stock being converted as described above, each share of Series A Convertible Preferred Stock to be converted shall be automatically canceled and all rights of the Series A Convertible Preferred Stock shall cease without further action.

         4.06 The Conversion Rate shall be adjusted proportionally in the event of any stock dividend, stock split, combination of shares or similar event.

         4.07 The Corporation covenants and agrees that:

         (a) The shares of Common Stock, securities, or assets issuable on any conversion of any shares of Series A Convertible Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, securities, or assets.

         (b) All shares of Common Stock or other securities which may be issued on any conversion of the Series A Convertible Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock on any conversion of the Series A Convertible Preferred Stock upon conversion as fully paid and non-assessable.

         (c) The issuance of certificates for Common Stock on conversion of the Series A Convertible Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the Series A Convertible Preferred Stock and the related issuance of Common Stock or other securities.

5.       Redemption.

         5.01 For so long as the Corporation has not received a Notice of Conversion for such shares or is in default of its obligations hereunder, the Corporation may, at its option, repay, in whole or in part, the Series A Convertible Preferred Stock shares at the Redemption Price (as defined below). The Series A Convertible Preferred Stock is redeemable as a series, in whole or in part, by the Corporation by providing written notice (the "Redemption Notice") to the holder of the Series A Convertible Preferred Stock at its address as the same shall appear on the books of the Corporation (the day the Corporation places the Redemption Notice in the U.S. mail or sends it by another

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carrier, such as Federal Express or U.P.S., is defined to be the "Redemption
Notice Date"). Within seven calendar days after the Redemption Notice Date the Corporation shall make payment of the Redemption Price (as defined below) in immediately available funds to the holder for the shares of Series A Convertible Preferred Stock which are the subject of the Redemption Notice (such date of payment referred to as the "Redemption Date"). If fewer than all of the outstanding shares of Series A Convertible Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro-rata amongst the then holders of the Series A Convertible Preferred Stock based on the number of shares of Series A Convertible Preferred Stock then outstanding.

         5.02 The Redemption Price shall be equal to 100% of the Liquidation Value of the shares of Series A Convertible Preferred Stock which are subject to such Redemption Notice, plus all accrued but unpaid dividends on such shares. If the Corporation delivers a Redemption Notice to redeem the Series A Convertible Preferred Stock, pursuant to the foregoing sentence, the holders of the Series A Convertible Preferred Stock will retain their conversion rights with respect to up to a maximum of one hundred percent (100%) of the number of shares subject to the redemption. If the holders of the Series A Convertible Preferred Stock elect to so convert the Series A Convertible Preferred Stock after the receipt of the Redemption Notice, the Corporation must receive notice of such election pursuant to the procedures set forth in Section 5.03 below.

         5.03 The Notice of Redemption shall set forth (i) the Redemption Date and the place fixed for redemption, (ii) the Redemption Price, (iii) a statement that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Redemption Date, (iv) a statement of or reference to the conversion right set forth herein, and (v) confirmation that the Corporation has the full Redemption Price reserved as set forth in Section 5.06, below. If fewer than all the shares of the Series A Preferred Stock owned by such holders are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares. Within seven calendar days of the Redemption Notice Date, the Corporation shall send via U.S. mail, postage prepaid, the appropriate amount of funds to the holders of the Series A Convertible Preferred Stock. If the Corporation fails to comply with the redemption provisions set forth herein by the seventh calendar day after the Redemption Notice Date relating to the Redemption Notice, the redemption will be declared null and void and the Corporation shall not be permitted to serve another Redemption Notice. For the first four calendar days after the Redemption Notice Date, the holders of the Series A Convertible Preferred Stock shall retain their conversion rights with respect to all or a portion of the Series A Convertible Preferred Shares subject to the redemption. To exercise said conversion right, the holders shall deliver to Corporation a conversion notice within said five calendar day period, in which event the Redemption Notice shall be deemed null and void as to the shares of Series A Convertible Preferred Stock which are being converted pursuant to said conversion notice.

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         5.04 Subject to the receipt by the holders of the Series A Convertible
Preferred Stock being redeemed of the Redemption Price as described above, each share of Series A Convertible Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series A Convertible Preferred Stock, including the right to conversion shall cease without further action.

         5.05 The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price as provided herein and in the event of any stock dividend, stock split, combination of shares or similar event.

         5.06 The Corporation shall not be entitled to send any Redemption Notice and begin the redemption procedure hereunder unless it has:

                  (a) immediately available account in a bank or similar financial institution, specifically allotted for such redemption;

                  (b) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution specifically allotted for such redemption; or

                  (c) a combination of the items set forth in (a) and (b) above, aggregating the full amount of the Redemption Price.

         Notwithstanding the foregoing, in the event the redemption is expected to be made contemporaneously with the closing of a public offering of the Corporation's securities for an amount in excess of the Redemption Price, the Corporation shall not be required to have the full amount of the Redemption Price available to it as set forth above.

6.       Other Provisions.

         6.01 Holders of Series A Convertible Preferred Stock shall be entitled to notice in the event of (a) the granting by the Corporation to all holders of its Common Stock of rights to purchase any shares of capital stock or any other rights or (b) any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other entity, any merger of any entity into the Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or any sale or transfer of all or substantially all of the assets of the Corporation.

         6.02 The shares of Series A Convertible Preferred Stock have been duly and validly issued, and are fully paid and nonassessable. The Corporation has reserved from its authorized but unissued Common Stock a sufficient number of shares for issuance upon conversion of the Series A Convertible Preferred Stock. The holders of the shares of Series A Convertible Preferred Stock have no preemptive rights with respect to any securities of the Corporation.

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                                       II.

         The Board of Directors adopted the foregoing Amendment on or about June 8, 2002, without shareholder action because shareholder action was not required as provided in section 16-10a-1002(1)(e). The Amendment does not revoke the preferences of any wholly unissued class of shares or any wholly unissued series of any class of shares. In any case, none of the shares of any class or series of shares so affected has been issued.

         IN WITNESS WHEREOF, I set my hand hereunder this 8th day of June, 2002.


                                                     DATAPOINT CORPORATION


                                                     /s/ Adam R. Cook
                                                    ----------------------------
                                                     Adam R. Cook, Secretary

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